Exhibit 10.1

              GUANGDONG NEW GENERATION BUSINESS MANAGEMENT CO. LTD.
                            EQUITY TRANSFER AGREEMENT

          The present agreement is entered into among the following parties in Guangzhou on the 20th day of April 2004.

          Guoji Enterprise Co., Ltd., a limited liability company established with effective duration in accordance with the laws in the British Virgin Islands. Its address of registration is Akara Bldg. 24 De Castro Street,
Wickhams Cay I, Road Town, Tortola, British Virgin Islands. The company is a wholly-owned subsidiary company of China World Trade Corporation. The legal representative of the company is Zeng Zhixiong (hereinafter abbreviated as Party A or Transferee).

          Guangdong Huahao Industries Group Co., Ltd., a limited liability company established with effective duration in accordance with the laws in China. Its address of registration is 15/F, No. 198 Linhexiheng Road, Tianhe District, Guangzhou City, Guangdong Province, China. The legal representative of the company is Chen Zeliang (hereinafter abbreviated as Party B, or collectively referred to as Transferors together with Party C and Party D).

          Huang Zehua, a natural person of Chinese nationality, whose ID No. is 445221790628656 and whose place of residence is Denggang Town, Jiedong County, Guangdong Province (hereinafter abbreviated as Party C, or collectively referred to as Transferors together with Party B and Party D).

          Suo Hongxia, a natural person of Chinese nationality, whose ID No. is 410311710225004 and whose place of residence is Room 903, No. 14 Huajing Road, Guangzhou City, Guangdong Province, China (hereinafter abbreviated as Party D, or collectively referred to as Transferors together with Party B and Party C).

                                    PREFACE

     Whereas:
          1. Parties B, C and D jointly invested in the establishment of Guangdong New Generation Business Management Co., Ltd. (hereinafter abbreviated as "Target Company") on April 3, 1998. The primary business scope of the company includes market research and planning, sales agency of airline passenger and freight transportation, business agency and consultation on travel information. Its address of registration is Ground Floor, No. 980 North Jiefang Road, Yuexiu District, Guangzhou City, Guangdong Province, China. The legal representative of the company is Zhu Jianxin.

          2. The Target Company is a limited liability company established with effective duration in accordance with the laws in China. The company's registered capital is RMB fifteen million ( 15,000,000.00). The Transferors are the existing shareholders of the Target Company and, as of the date this agreement is signed, hold one hundred percent (100%) of the shares of the Target Company. To be specific, Parties B, C and D respectively hold eight-six point sixty-seven percent (86.67%), ten percent (10%) and three point thirty-three percent (3.33%) of the shares of the Target Company.

          3. The Transferors agree to transfer to the Transferee fifty-one percent (51%) of the shares of the Target Company that they hold in accordance with the prices set in Article 2.2 below as well as other terms and conditions set out in this agreement. The Transferee agrees to take over the transferred shares and rights as mentioned above in accordance with the conditions set out in the terms of this agreement.

          Now therefore, the parties hereby enter into the following agreement on the basis of equality, voluntariness and consultation and in accordance with the existing laws, administrative rules and regulatory documents in China:

          Article  One          Definition

          1.1 In this agreement the following words and phrases are defined as follows unless otherwise specified in the context:

          (1) "China" refers to the People's Republic of China (not including Hong Kong and Macao Special Administrative Regions and Taiwan Province);

          (2) "Hong Kong" refers to the Hong Kong Special Administrative Region of the People's Republic of China);

          (3) "Renminbi" refers to the legal currency in the People's Republic of China;

          (4) "Share" refers to the shareholder's equity as held by the existing shareholder based on the proportion of the amount of registered capital it contributes according to the related legal documents in the total amount of registered capital of the Target Company. Generally speaking, the shares may take the form of stocks, share of equities and so on. In this agreement the shares are calculated in percentages.

          (5) "Transferred shares" refer to the fifty-one percent (51%) of the equities in the Target Company that the Transferors transfer out in accordance with the conditions and arrangements in this agreement.

          (6) "Transfer price" refers to the transfer price as specified in Articles 2.2.1 and 2.2.2 of this agreement.

          (7)  "Transfer  completion date" refers to the details in Article 6.1.

          (8) "Existing shareholders" refer to the shareholders of the Target Company as specified by the most recently dated effective contracts or regulations before this agreement is signed and takes effect, i.e. the transferring shareholders and the Transferors of the equities in this agreement.

          (9) "Several enterprises" refers to the holding and (or) shareholding companies by the Transferors as in Appendix 1.

          (10) This agreement refers to the entire text, complete appendices of the agreement as well as all other documents that all parties agree to list as the appendices of the agreement.

          (11) "China World Trade Corporation" refers to the company registered in the State of Nevada in the United States of America and approved by the securities regulatory authority in the United States as listed company. To avoid misinterpretation, it is important to note that China World Trade Corporation holds one hundred percent (100%) of the rights of the Transferee.

          (12) "Asset assessment date" refers to the base date of the asset assessment.

          1.2 Articles, clauses, items and appendices refer to the articles, clauses, items and appendices of this agreement.

          1.3 The headings in this agreement are made for the sake of convenience and do not affect the understanding and interpretation to the agreement.

          Article  Two          Equity  Transfer

          2.1  Share  of  Transfer

          2.1.1 All the parties in this agreement agree that the Transferors will make a one-time transfer to the Transferee of fifty-one percent (51%) of the shares of the Target Company that they hold in accordance with the conditions set in this agreement. To be specific, (a) Party B transfers thirty-seven point sixty-seven (37.67%) of the shares it originally owns in the Target Company and retains forty-nine percent (49%) of the shares; (b) Party C transfers all of the shares (10%) it originally owns in the Target Company; (c) Party D transfers all of the shares (3.33%) it originally owns in the Target Company.

          2.1.2 After the paid transfer of the fifty-one percent (51%) of the shares from the above-mentioned Target Company, the Transferee becomes the controlling shareholder of the Target Company. Upon the completion of the transfer, the composition of the shares in the Target Company becomes: Party A owns fifty-one percent (51%) of the shares and Party B owns forty-nine percent (49%) of the shares.

          2.2  Transfer  Price

          2.2.1 The Transferee purchases the "transfer shares" from the Transferees at the transfer price of RMB ninety-one million eight hundred thousand (91,800,000.00), in which parties B, C and D respectively obtain the transfer prices of RMB seventy-nine million five hundred sixty-three thousand and sixty (79,563,060.00), RMB nine million one hundred eighty thousand (9,180,000.00) and RMB three million fifty-six thousand ninety-four (3,056,940.00).

          2.2.2 The Transfer Price refers to the purchase price of the transfer shares, including the variety of shareholder's equities contained in the transfer shares. Such shareholder's equities refer to all the current and potential equities attached to the transfer shares, including all the benefits represented by fifty-one percent (51%) of all the personal properties and real estate as well as the tangible and intangible assets that the Target Company owns. They also include but are not limited to all the profits and dividends prior to the completion date of the equity transfer for the year 2004. The Transfer Price does not include: (a) any liabilities or other account payable (hereinafter abbreviated as "Undisclosed Liabilities") of the Target Company not listed in Appendix 2 of this agreement and (b) the existing shortfall, damage, reduction or loss of use value between the current assets of the Target Company and the checklist contents in Appendix 3 (collectively referred to as "Property Devaluation or Damage".)

          2.2.3 In case of Undisclosed Liabilities and Property Devaluation or Damage (if existing), the Transferee shall shoulder the compensation responsibilities in the proportion of fifty-one percent (51%) of the amount of the Undisclosed Liabilities.

          Article  Three          Payment

          3.1  Means  of  Payment

          3.1.1 All the parties of the agreement agree that the Transferee shall pay to the Transferors the Transfer Price by means of the Renminbi it legally owns and the stocks it has the right of disposal of. Among the payment, (a) RMB thirty million (30,000,000.00) shall be made in cash, and (b) the remaining Transfer Price to the Transferors shall be in the form of the additionally issued common stocks from China World Trade Corporation which will apply to the securities regulatory authority in the United States for such issuance. The unit price per share of the stocks used for payment is converted as ninety percent (90%) of the average closing price for the ten (10) trading days prior to the completion date of the transfer for China World Trade Corporation as well as the foreign exchange rate published by the State Administration of Foreign Exchange of China as of the date of the additional issuance.

          3.2  Time  of  Payment

          3.2.1 The Transferee shall, on or before May 10, 2004, pay RMB ten million (10,000,000.00) to Party B of this agreement in the form of loan (see Appendix 4; the Target Company and the primary shareholder Chen Zeliang of Party B shall guarantee such a loan). By the time when all the prerequisites detailed in Clause 4.1 below are satisfied and fulfilled before the deadline specified in Clause 5.1, this loan may be converted into the Transfer Price to the Transferors.

          3.2.2 Within five (5) business days of the satisfaction and fulfillment of all the prerequisites detailed in Clause 4.1 of this agreement and of the completion of procedures by the Target Company with registration management authority for the change of shareholders and for the new business license, the Transferee shall pay to the Transferors the cash portion of the remaining Transfer Price. The stock portion shall be paid to the Transferors within two (2) months thereafter.

          3.2.3  All  the  parties  shall  pay  the  taxes  incurred  in "Equity
Transfer"  in  this  agreement  in  accordance  with  the  laws and regulations.

          3.2.4 The Transferee has the right to pay the Transfer Price to the Transferors in any equivalent foreign currency (if necessary and not contrary to the existing related laws and regulations in China).

          Article  Four          Prerequisites  of  the  Equity  Transfer

          4.1 Only after the following prerequisites are completely satisfied will the Transferee fulfill the obligation of paying off the entire Transfer Price.

          (1) For the purpose of the transactions in this agreement, the Transferors shall unconditionally transfer to the Target Company all the shares they control and own in several enterprises so that the Target Company will legally become the legitimate shareholders of the several enterprises mentioned above and enjoy the shareholder's rights in proportion to the shares transferred. The Transferors shall complete the related registration procedures for the change of shareholders on or before June 1, 2004. However, the registration procedures for the change of shareholders for Easy Boarding Business Trip Service Co., Ltd. of Guangzhou Baiyun International Airport and Guangzhou Airport Travel Agency Co., Ltd. are not subject to the above-mentioned time constraint, but such registration procedures for the change of shareholders shall be completed on or before September 30, 2004.

          (2) For the purpose of the transactions in this agreement, the Transferors shall urge the Target Company to complete the purchase of sixty percent (60%) of the shares from each of Hainan Xinkaili Airline Service Co., Ltd, Beijing Golden Eagle Airline Service Co., Ltd. and Zhengzhou Shaolin Tourism Development Co., Ltd. The related registration procedures of the change of equities shall also be completed on or before June 1, 2004.

          (3) For the purpose of the transactions in this agreement, China World Trade Corporation shall apply to the securities regulatory authority in the United States for the additional issuance of common stocks and the approval shall be obtained on or before June 15, 2004.

          (4) The Target Company and Party B of this agreement shall have signed a loan arrangement document on or before May 10, 2004, which mainly indicates that Party B will unconditionally provide to the Target Company with RMB thirty million (30,000,000.00) (see Appendix 5).

          (5) The Target Company and the Transferee shall have signed a loan arrangement document on or before May 10, 2004, which mainly indicates that the Transferee will provide to the Target Company not more than RMB thirty-one
                                                    ---
million two hundred twenty-four thousand five hundred (31,224,500.00) (see Appendix 6).

          (6) The Transferors shall have completed all the legal procedures regarding the transfer of shares to the Transferee.

          (7) The Transferors shall have completed all the approval, change application and registrations regarding the equity transfer as required by the related national regulatory authority.

          (8) Party B of this agreement shall have provided the resolution by the Board of Directors and the shareholders' meeting of Party B approving such an equity transfer.

          (9) The Transferors shall have signed a disclaimer exempting the Transferee from undisclosed liabilities before the equity transfer completion date and the tax responsibilities likely to be caused by the transfer.

          (10) The law firm that the Transferee engages shall have provided legal opinion proving the all above legal documents supplied by the Transferors are true and authentic. The law firm shall also have confirmed that the various transactions detailed in this agreement are effective and legal according to the law and that the agreement has the same legal binding force to all the signing parties.

          4.2 The Transferee has the right to decide, of its own will, to abandon all or any prerequisites mentioned in the above Clause 4.1 (except Clause 4.1 (6)). Such a decision to abandon shall be made in writing.

          Article  Five          Term  and  Termination

          5.1 Unless otherwise specified, the prerequisites detailed in the above Clause 4.1 shall be completed on or before June 15, 2004.

          5.2 In case any of the prerequisites in the above Clause 4.1 is not fulfilled before the deadline specified in the above Clause 5.1 and the Transferee is not willing to drop these prerequisites, this agreement is deemed as terminated. All the rights, obligations and responsibilities for the parties of this agreement become ineffective immediately and cease to be binding for the parties concerned. When this happens, the Transferors may not require the Transferee to pay the Transfer Price as per this agreement. Meanwhile, Party B of this agreement should, immediately or no later than fifteen (15) business days after the termination of this agreement, return to the Transferee the loan and the interest that the Transferee has already paid to Party B in accordance with Clause 3.2.1 of this agreement.

          5.3 The Target Company shall complete its change of equities within fifteen (15) days calculated from the completion date set in Clause 5.1, namely June 15, 2004 (Postponement may be allowed if the place of registration of Party A or its appointed Transferee is not in Mainland China, thus having to obtain certain permits pertaining to Chinese-foreign joint ventures which may cause postponement and delay in time.)

          5.4 For the purpose of the transactions in this agreement, the Transferors and the Transferee will jointly appoint a legally qualified asset evaluation and account auditing authority to complete the asset evaluation and financial auditing to the Target Company in accordance with the internationally prevailing rules before July 30, 2004.

          5.5 In case of automatic termination of the agreement as detailed in Clause 5.2, the parties involved will restore the transferred shares. Mutual cooperation will be expected in the completion of various required procedures (if necessary and not contrary to the existing related laws and regulations in China). Unless regulated in this agreement or otherwise agreed by the parties, the Transferee may not charge any fees to the Transferors.

          5.6 All the parties of this agreement agree that no party will be considered defaulter if, after reasonable efforts have been made by various parties, the prerequisites set out in Clause 4.1 still cannot be fulfilled and this agreement will thus be automatically terminated. In this case no party may claim damage compensation from other parties.

          Article  Six          Equity  Transfer  Completion  Date

          6.1 This agreement will take effect upon signing. Upon completion of various legal procedures regarding change and registration as required by the equity transfer, the Transferee will have the legal ownership of the transferred shares and become the shareholder of the Target Company. However, the rights and obligations for various parties in this agreement will not considered fulfilled until the prerequisites under Clause 4.1 of this agreement are fully satisfied and fulfilled before the deadline and until the day when the Transferee has actually paid the Transfer Price to the Transferors.

          6.2 The Transferors agree to deploy all their resources to cooperate with the accountant appointed by China World Trade Corporate in the auditing and reporting of the financial status of the Target Company during the past three years and three months in accordance with the American accounting standards, so that China World Trade Corporation may comply with the disclosure requirements for the company to be listed in the United States. This auditing report must be completed within sixty (60) days starting from the completion date of the transfer.

          Article  Seven     Appointment  and  Dismissal  of the Board Directors

          7.1 At the time of the equity change for the Target Company, the Transferee has the right to appoint directors into the Board of Directors of the Target Company in accordance with the pertinent regulations of the Target Company and require them to assume all the responsibilities and obligations as directors.

          Article  Eight          Asset  Assessment  Date for the Target Company

          8.1 In accordance with Clause 5.4 of this agreement, the asset evaluation date for the Target Company is May 31, 2004, which is also the asset assessment date for the company.

          8.2 The Transferors do not have to disclose any information regarding the normal business operation between the asset assessment date for the company and the equity transfer completion date. The Transferors shall take the initiative to fulfill the rights and obligations of the shareholders and keep the assets of the company intact without depreciation or damage.

          Article  Nine          Statement  and  Guaranty

          9.1 One party of this agreement is hereby making the following statement and guaranty to the other parties:

          (1) All the information in the statement and guaranty made by the various parties of this agreement is authentic, complete and accurate.

          (2)  All  the  parties  in  this  agreement  have full civil capacity.

          (3) All the parties in this agreement have all the rights, authorization and permission required for the signing of the agreement as well as the rights, authorization and permission required for the fulfillment of every obligation listed in this agreement.

          (4) After the authorized legal representatives of the parties in the agreement have signed the agreement, the relevant regulations in this agreement constitute the legal, effective and binding obligations.

          (5) Both the signing of the agreement and the fulfillment of the obligations listed in the agreement will not contravene, violate or go against the business license/business registration permit, rules, any laws and regulations, or the approval of any government organization or authority, or the regulations of any contract or agreement as a signing party.

          (6) Prior to the date when this agreement becomes effective, no circumstance will possibly constitute violation of related laws or prevention of fulfillment of obligations listed in this agreement.

          (7) To the best of its knowledge, there is no pending or forthcoming lawsuit, arbitration or other legal, administrative or government investigation that is related to the issues addressed in this agreement or that may have negative effect on the signing of the agreement or fulfillment of the obligations listed in the agreement.

          (8) The party discloses to other parties all the documents from government departments that it holds and that are related to the transactions drafted in this agreement. Neither these documents nor documents previously provided to other parties contain any untruthful representation or omissive representation of important facts so that no contents of these documents contain any inaccurate information about important facts.

          9.2  The Transferors make the following guaranty and commitment to the
Transferee:

          (1) Apart from the written disclosure to the Transferee prior to the signing date of this agreement, there is no ongoing, pending or upcoming major lawsuit, arbitration or administrative procedures related to the equities that the Transferors own of the Target Company.

          (2) Apart from the written disclosure to the Transferee prior to the signing date of this agreement, there is no guarantee, pledge or warranty to any third party about the equities that the Transferors own of the Target Company. In addition, the Transferors are the legal and full owners of such equities.

          (3) As of the signing date of this agreement and the equity transfer completion date, the Target Company does not owe the Transferors any debt, profit or any other money.

          9.3 The commitment and guaranty (see Appendix 7) that the Transferors make about the behavior of the Target Company are truthful and accurate, and do not contain any omissive information which may be misleading to the Transferee.

          9.4 Unless otherwise prescribed in this agreement, the commitments and guaranties under Clauses 8.1 and 8.2 of this agreement and Article Nine remain legally effective after the completion of the share transfer until June 30, 2005.

          9.5 If, before the prerequisites under Clause 4.1 are fully satisfied, any guaranty or commitment is confirmed to be untruthful, misleading, inaccurate or incomplete, the Transferee may, within 14 days of receipt of the aforementioned notice or awareness of the related incident, notify the Transferors in writing of the cancellation of the purchase of the "transferred shares" without having to bear any legal liabilities.

          9.6 The Transferors promise to notify the Transferee in writing in a timely manner should there be any major incident in serious violation or contravention of the guaranty before the prerequisites under Clause 4.1 are fully satisfied.

          Article  Ten          Liability  for  Breach  of  Contract

          10.1 The occurrence of any of the following incidents will constitute the breach of contract by the party involved under this agreement:

          (1)  Any  party  acts  in  violation  of any clause of this agreement.

          (2) Any party violates any statement, guaranty or commitment it makes in this agreement, or any statement, guaranty or commitment that any party makes in this agreement is deemed untruthful, incorrect or misleading.

          (3) The Transferors, without prior consent from the Transferee, directly or indirectly sell any asset it owns in the Target Company to a third party.

          (4) Within two (2) years of the signing of the contract, the Transferors or the current shareholders of Party B of this agreement conduct the same business as the Target Company.

          10.2 In case of breach of contract by any party, the other party has the right to request the immediate termination of the agreement and/or request compensation for the damage thus caused.

          Article  Eleven          Confidentiality

          11.1 Unless otherwise agreed in this agreement, all parties shall make best efforts to meek confidential all kinds of commercial information, data and/or documents about the other party obtained in the course of fulfilling this agreement, including any content in this agreement and other cooperative projects the other parties may be involved in. All parties shall require that their employees, agents and suppliers only obtain the above information when it is needed for the fulfillment of the obligations of the agreement.

          11.2 The  above  restrictions  do  not  apply  to:

          (1) the data and information generally obtainable by the public at the time of disclosure.

          (2) the data generally obtainable by the public after disclosure not due to the fault of the receiving party.

          (3) the data that the receiving party may prove already owned prior to disclosure and not obtained directly or indirectly from other parties.

          (4) the above confidential information that any party discloses to its direct legal counsel and financial advisor; such disclosure is made as an obligation to the related government department as required by the law or is made as required by the normal business operation.

          (5) disclosure that any party makes to its bank and/or other organization providing financing under the circumstance of the normal business operation.

          (6) disclosure that the Transferee makes as required by the securities regulatory authority or related laws and regulations.

          11.3 Both parties shall enjoin their respective directors, senior staff and other employees and directors, senior staff and other employees of their affiliate companies to observe the confidentiality obligations prescribed in this agreement.

          11.4 For whatever reason this agreement is terminated, the contents in this article remain their original effectiveness.

          Article  Twelve          Forces  Majeure

          12.1 Forces Majeure refer to any incident that all parties or any one party of the agreement cannot control or predict, or may predict but cannot avoid, and that happens after the signing date of the agreement and makes any one party unable to fully or partially fulfill this agreement. Forces majeure include but are not limited to strike, staff riot, explosion, fire, flood, earthquake, hurricane and/or other natural disaster and war, civil commotion, intentional destruction, requisition, confiscation, government behavior on sovereignty, changes in laws or inability to continue mutual cooperation due to the failure to obtain government approval to certain issues or due to some mandatory regulations and requirements from the government, as well as the occurrence of other major event or outburst of any incident.

          12.2 In case of forces majeure, the party prevented from fulfilling this agreement shall notify the other parties in the quickest manner without any delay, and provide the other parties with a detailed written report on the event within fifteen (15) days of the happening of the force majeure. The party affected by the force majeure shall take all reasonable actions to eliminate the impact of the force majeure and reduce the damage it causes to various parties. The parties shall, based on the impact of the force majeure on the fulfillment of this agreement, decide whether to terminate or postpone the fulfillment of this agreement, or either partially or fully exempt the affected party from the obligations of this agreement.

          Article  Thirteen          Notice

          13.1 The notice under this agreement shall be served in person, via fax or express mail service to the address and number indicated below unless any one party has notified the other parties in writing of the change in address and number. If delivered via express mail service, the notice is deemed served after five (5) days of being mailed. If delivered in person or via fax, the notice is deemed served the day following the delivery day. If delivered via fax, the original notice shall be mailed via express mail service or delivered in person to the other parties.


          Party  A:     Guoji  Enterprise  Co.,  Ltd.
                        ----------------------------
          Address:      Room  1217,  12/F, The Metropolis Tower, 10  Metropolis
                        Drive,  Hunghom,  Hong  Kong
          Receiver:     Zeng  Zhixiong
          Telephone:    852-2787  2005
          Fax:          852-2787  0005

          Party  B:     Guangdong  Huahao  Industries  Group  Co.,  Ltd.
          Address:      15/F,  No.  198  Linhexiheng  Road,  Tianhe  District,
                        Guangzhou  City,  Guangdong  Province,  China
          Receiver:     Chen  Zeliang
          Telephone:    8620-8764  8193
          Fax:          8620-8764  8166

          Party  C:     Huang  Zehua
          Address:
          Telephone:
          Fax:

          Party  D:     Suo  Hongxia
          Address:
          Telephone:
          Fax:

          Article  Fourteen          Supplementary  Provisions

          14.1 Any amendment to the agreement takes official effect at the consultation and approval of the parties involved and at the signature of the authorized representatives on the written document. It shall form an integral part of the agreement and the amended contents of the agreement shall prevail over the original contents.

          14.2 Any extension or continuation that any party of the agreement grants to the other party for the latter's default or delay shall not be deemed as the abandonment of the party's rights and power. Nor shall it damage, affect or limit all the right and power the party has in accordance with the related laws and regulations of China.

          14.3 Invalidity, ineffectiveness and inexecutability of any clause in this agreement do not affect or undermine the effectiveness, effect and executability of other clauses. However, all parties of the agreement shall stop performing the invalid, ineffective and inexecutable clauses and make amendments within the scope closest to their original meanings so that they become valid, effective and executable for the particular facts and situations.

          14.4 Depending on the needs of the situation, the equity transferee may transfer all or partial rights and obligations in this agreement to its affiliated company. In doing so the Transferee shall send written notice to the Transferors.

          14.5 The Transferee shall be responsible for the auditing and assessment fees for the Target Company as incurred in the equity transfer mentioned in this agreement.

          14.6 All the arrangements on equity transfer between the parties involved in this agreement shall replace any previous intent, expression or understanding regarding this agreement. Amendments or additions may be made only when the authorized representatives from both parties have signed the written documents.

          14.7 If not fully fulfilled before the transfer completion date, the arrangements in this agreement shall remain fully effective after the transfer completion date.

          14.8 For any business not covered in this agreement, the parties may enter into additional agreement through direct consultation and negotiation.

          14.9 The original of this agreement is made in quadruplicate in Chinese, with each party holding one copy.

          Article  Fifteen     Applicable  Laws

          15.1 The laws, administrative regulations and normative documents apply to the signing, validity, interpretation, fulfillment, implementation and settlement of disputes in this agreement.

          Article  Sixteen          Settlement  of  Disputes

          16.1 For all the disputes arising from the fulfillment of this agreement or in connection with the agreement, the parties involved in the agreement shall settle through negotiation. In the case of failure in negotiations, any party may submit the dispute to China International Economic & Trade Arbitration Commission, Shenzhen Commission, which will conduct arbitration in accordance with the Commission's arbitration rules in effect at the time of application for arbitration. The arbitral award is final and has ultimate legal effect on all parties.

          Article  Seventeen          Appendices

          17.1 All the appendices to this agreement are integral part of the agreement and have same legal effect as the main body of the agreement.


                        (There is no text on this page)

Party  A:
Authorized  Representative  (Signature):


Party  B  (Seal):
Authorized  Representative  (Signature):


Party  C  (Signature):


Party  D  (Signature):